FOR IMMEDIATE RELEASE
Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com

Smithfield Foods Reports Fourth Quarter and Full Year Results

Fourth Quarter Highlights

•	Net income was $29.7 million

•	EPS was $.21

•	Sales of $3.3 billion, up 3%

•	Total Pork operating profit up 16% and sales up 1%

◦	Fresh Pork operating profit up 109% and sales down 5%

◦	Packaged Meats operating profit up 5% and sales up 6%

Full Year Highlights

•	Net income was $183.8 million

•	EPS was $1.26

•	Adjusted EPS was $1.80

•	Sales of $13.2 billion, up 1%

•	Total Pork operating profit second best in company history up 1% and sales in line with prior year

◦	Fresh Pork operating profit down 27% and sales down 3%

◦	Packaged Meats operating profit up 17% and sales up 2%

•	International operating profit up 153% and sales in line with prior year

•	Reduced interest expense 5%

•	Repurchased 19.1 million shares for $386 million

SMITHFIELD, Virginia (June 14, 2013)-Smithfield Foods, Inc. (NYSE:SFD) today reported fiscal 2013 fourth quarter and full year results, with its Pork segment delivering its second best year in company history. All comparisons are to the fourth quarter and full fiscal year 2012.

“Driven by both top and bottom line growth in packaged meats, these earnings reflect our continued transformation into a more value-added consumer packaged meats company. For the full year, packaged meats operating profit increased nearly $70 million, or 17%, year over year and volume was up 4%. Our core brand volume grew even more substantially, up 5%,” said C. Larry Pope, president and chief executive officer.

Smithfield continued to deliver consistent growth in its packaged meats business in fiscal 2013, with increased volume and market share and broader distribution of its core brands. Packaged meats sales dollars and volume grew across all trade channels and in eight of the company's 12 core brands. “Double-digit gains were realized for Smithfield bacon, Armour dry sausage, and Smithfield and Farmland marinated pork. In the deli channel, our Eckrich deli meats also finished the year up double-digits,” Mr. Pope commented.

Market share improved in bacon, cooked dinner sausage, dry sausage and marinated pork. In addition, the company broadened distribution of its core brands in a number of key product categories, including cooked dinner sausage, deli meats, dry sausage, marinated pork, packaged lunchmeat and portable lunches.

Mr. Pope continued, “Fiscal 2013 was a challenging year in hog production with higher grain prices due to last summer's drought and, more recently, export market disruptions. For the industry, pork exports were down to nearly every major market in the fourth quarter with volumes to China and Russia falling over ractopamine certification requirements and the weakening yen resulting in lower shipments to Japan. This decline in pork exports pushed production back onto the domestic market and negatively impacted our hog production and fresh pork businesses in the fourth quarter.”

Sales for the fourth quarter of fiscal 2013 were $3.3 billion, up 3%. Net income was $29.7 million ($.21 per diluted share) in the fourth quarter, compared to net income of $79.5 million ($.49 per diluted share) last year. The fourth quarter of fiscal 2012 included a $16.8 million benefit, or $.06 per diluted share, attributable to insurance reimbursements related to the settlement of the company's Missouri litigation.

Fiscal 2013 sales increased 1% to $13.2 billion. Net income was $183.8 million ($1.26 per diluted share) in fiscal 2013, compared to net income of $361.3 million ($2.21 per diluted share) last year. Fiscal 2013 and fiscal 2012 include a number of noteworthy items which, when adjusted, result in non-GAAP EPS of $1.80 and $2.59 per diluted share, respectively (refer to the "Reconciliation of Non-GAAP Measures" table at the end of this release).

Business Segment Discussion

Fourth Quarter Results

Pork
Fresh Pork
Fresh pork operating margins improved from the prior year to 2%, or $3 per head, as live hog prices fell 6%. Retail volume was strong, up 10%. The company processed 3% more hogs. Exports declined double digits on lower shipments to China and Russia due to new ractopamine certification requirements and Japan as the yen depreciated versus the dollar. Smithfield resumed shipments to China in mid-March, sourcing product from its plants in Clinton and Tar Heel, North Carolina and Milan, Missouri, which are 100% ractopamine-free.

Packaged Meats
Packaged meats operating margins were solid and in line with the prior year at 7%, or $.16 per pound. Volume grew 4% and was up year over year across all key trade channels for the fourth consecutive quarter. The company delivered volume growth in nine of its twelve core brands: Smithfield, Gwaltney, Kretschmar, Armour, Eckrich, Curly's, Farmland, Margherita and Healthy Ones. In addition, it gained market share in cooked dinner sausage, dry sausage, ham steaks and marinated pork, with notable double-digit growth in its Eckrich cooked dinner sausage, Armour dry sausage and Smithfield and Farmland marinated pork. The company also broadened distribution in the bacon, deli meats, dry sausage, hot dogs, packaged lunchmeat, portable lunches and marinated pork categories.

Hog Production
The company's risk management strategy continued to mitigate losses to produce results that were better than the industry average with an operating margin of (5)%, or $(11) per head. Year over year, live hog market prices decreased 6% to $59 per hundredweight, while raising costs rose 5% to $68 per hundredweight. Head sold increased 5%.

International
International operating margins declined to 2% largely from higher feed costs in the company's hog production operations. On a constant currency basis, sales increased 6% led by higher volumes in Poland and price increases in Romania. Recessionary pressures and high raw material costs continued to negatively impact Campofrío results.

Full Year Results

Pork
Fresh Pork
Fresh pork operating margins declined to 3%, or $6 per head. Larger domestic pork supplies resulting from lower exports pushed the USDA pork cutout down 7% year over year, while live hog prices fell only 6%. Retail sales volume increased double digits. Excluding the carcass volume last year, exports increased 4% year over year. The company processed 3% more hogs.

Packaged Meats
Packaged meats operating margins grew to 8%, or $.17 per pound, on 4% higher volume. Sales and volume grew across all trade channels and in eight of the company's twelve core brands: Smithfield, John Morrell, Kretschmar, Armour, Eckrich, Carando, Farmland and Margherita. Higher quality and more consistent earnings continued to result from market share and distribution gains across a number of key product categories.

Hog Production
Hog production operating margins were (4)% or $(7) per head. Losses were significantly diminished by the company's risk management strategy. Year over year, live hog market prices decreased 6% to $61 per hundredweight, while raising costs rose 6% to $68 per hundredweight. Head sold increased 1%.

International
International segment operating profit more than doubled to $108.2 million primarily on strong profitability in Romania, as well as the company's Polish hog production operations. Recessionary pressures and higher raw material costs continued to weigh on Campofrio's margins.

Outlook
The company will continue to execute its strategic growth plan to improve its earnings stream and migrate Smithfield further towards a consumer packaged meats company. The fundamental tenets of this plan - as outlined last quarter - include the following:

•	Increase capital investment to improve competitive cost structure and achieve least cost and best in class operations,

•	Continue a higher level of investment in direct-to-consumer marketing programs to build brand equity and grow sales,

•	Establish a culture of innovation to build strong product pipeline to drive packaged meats volume and margin,

•	Emphasize hog production assets as strategic point of difference, and

•	Pursue a diversified mergers and acquisitions strategy in packaged meats and value-added products.

“We believe in this plan's ability to deliver broad-based gains in volume, market share and distribution across our core brands and key product categories. The combination of those gains, an improving product mix toward differentiated, branded and value-added products, as well as loosening export market restrictions in our fresh pork business and higher contributions from our international meat processing business, should provide significant long-term growth potential for Smithfield,” said Mr. Pope.

Smithfield and Shuanghui Merger
As previously announced on May 29, 2013, Smithfield and Shuanghui International Holdings Limited (“Shuanghui”) entered into a definitive merger agreement that values Smithfield at approximately US$7.1 billion, including the assumption of Smithfield's net debt. Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, Shuanghui will acquire all of the outstanding shares of Smithfield for US$34.00 per share in cash.

The closing of the transaction is subject to certain conditions, including, among others, approval by Smithfield's shareholders, the receipt of approval under applicable U.S. and specified foreign antitrust and anti-competition laws, the Committee on Foreign Investment in the United States and other customary closing conditions. The transaction is expected to close in the second half of 2013.

In light of this announcement and until further notice, Smithfield has elected to discontinue conference calls to discuss its quarterly and annual results. The company will continue to issue quarterly earnings press releases.

About Smithfield Foods
Smithfield Foods is a $13 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook's®, Gwaltney®, John Morrell®, Kretschmar®, Curly's®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

This report contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the Company's definitive merger agreement with Shuanghui International Holdings Limited, the failure to receive, on a timely basis or otherwise, the required approval by the Company's shareholders of the merger agreement and of certain government or regulatory agencies with regard to merger with Shuanghui, the risk that a closing condition to the Company's merger agreement with Shuanghui may not be satisfied, the failure of Shuanghui to obtain the necessary financing in connection with the merger, the ability of the Company to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the consummation of the proposed merger, the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, adverse weather conditions, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for fiscal year ended April 29, 2012. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Additional Information and Where to Find It
This communication may be deemed solicitation material in respect of the proposed acquisition of the Company by Shuanghui International Holdings Limited. In connection with the proposed merger transaction, the Company will file with the United States Securities and Exchange Commission (“SEC”) and furnish to the Company's shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC's website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company's filings with the SEC from the Company's website at http://investors.smithfieldfoods.com or by directing a request to: Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430, Attn: Investor Relations, (757) 365-3050, keiralombardo@smithfieldfoods.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company's executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended April 29, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on August 9, 2012.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SALES AND OPERATING PROFIT BY SEGMENT
(in millions)

	Three Months Ended				Twelve Months Ended
	April 28, 2013		April 29, 2012		April 28, 2013		April 29, 2012
Sales:
Pork
Fresh Pork	$1,180.6		$1,239.6		$4,924.1		$5,089.4
Packaged Meats	1,571.9		1,488.6		6,152.0		6,003.6
Total Pork	2,752.5		2,728.2		11,076.1		11,093.0

Hog Production	834.4		755.7		3,135.1		3,052.6
International	370.0		340.2		1,468.5		1,466.7
Total segment sales	3,956.9		3,824.1		15,679.7		15,612.3
Intersegment	(636.2)		(614.9)		(2,458.6)		(2,518.0)
Consolidated	$3,320.7		$3,209.2		$13,221.1		$13,094.3

Operating profit and margin %:
Pork
Fresh Pork	$24.9	2%	$11.9	1%	$161.6	3%	$222.0	4%
Packaged Meats	113.9	7%	108.0	7%	470.0	8%	401.7	7%
Total Pork	138.8	5%	119.9	4%	631.6	6%	623.7	6%

Hog Production	(45.1)	(5)%	39.1	5%	(119.1)	(4)%	166.1	5%
International	7.8	2%	19.3	6%	108.2	7%	42.8	3%
Corporate	(28.6)		(24.1)		(101.4)		(110.0)
Consolidated	$72.9	2%	$154.2	5%	$519.3	4%	$722.6	6%

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	April 28, 2013	April 29, 2012	April 28, 2013	April 29, 2012
	(unaudited)		(unaudited)
Sales	$3,320.7	$3,209.2	$13,221.1	$13,094.3
Cost of sales	3,039.3	2,866.3	11,901.4	11,544.9
Gross profit	281.4	342.9	1,319.7	1,549.4
Selling, general and administrative expenses	209.7	190.1	815.4	816.9
(Income) loss from equity method investments	(1.2)	(1.4)	(15.0)	9.9
Operating profit	72.9	154.2	519.3	722.6
Interest expense	44.1	42.1	168.7	176.7
Loss on debt extinguishment	—	—	120.7	12.2
Income before income taxes	28.8	112.1	229.9	533.7
Income tax expense	(0.9)	32.6	46.1	172.4
Net income	$29.7	$79.5	$183.8	$361.3

Net income per share:
Basic	$.21	$.50	$1.26	$2.23
Diluted	$.21	$.49	$1.26	$2.21

Weighted average shares outstanding:
Basic	138.8	160.1	145.5	162.3
Effect of dilutive shares	2.7	1.1	0.9	1.2
Diluted	141.5	161.2	146.4	163.5

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF (INCOME) LOSS FROM EQUITY METHOD INVESTMENTS
(In millions)

		Three Months Ended		Twelve Months Ended
Equity Investment	Segment	April 28, 2013	April 29, 2012	April 28, 2013	April 29, 2012
		(unaudited)		(unaudited)
Mexican joint ventures	International	$(3.2)	$(2.1)	$(9.3)	$(13.4)
Campofrío Food Group (CFG) (1)	International	2.4	1.0	(4.8)	25.0
All other equity method investments	Various	(0.4)	(0.3)	(0.9)	(1.7)
(Income) loss from equity method investments		$(1.2)	$(1.4)	$(15.0)	$9.9

(1)
Third quarter of fiscal 2012 includes $38.7 million of charges related to CFG's consolidation plan. CFG prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG’s results reflects U.S. GAAP adjustments. There may be differences between what we report for CFG and what CFG reports.

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES

	Twelve Months Ended
	Operating Profit		EPS
(in millions, except EPS)	April 28, 2013	April 29, 2012	April 28, 2013	April 29, 2012
Reported GAAP measure	$519.3	$722.6	$1.26	$2.21
Add back of significant items:
Missouri litigation	—	22.2	—	.08
HP cost savings/other disposal costs	—	13.1	—	.05
Early extinguishment of debt	120.7	—	.54	.05
Campofrío charges	—	45.1	—	.20
Adjusted non-GAAP measure	$640.0	$803.0	$1.80	$2.59